UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 4, 2005 (May 3, 2005)

Date of Report (Date of Earliest Event Reported)

NOBLE ENERGY, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-07964	73-0785597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Glenborough, Suite 100 Houston, Texas		77067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 872-3100

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, Noble Energy, Inc. (Noble Energy) and Patina Oil & Gas Corporation (Patina) have entered into a merger agreement dated as of December 15, 2004.  Pursuant to the merger agreement, among other things, each Patina stock option (whether held by a director, officer, employee or consultant) that is outstanding and unexercised immediately prior to the effective time of the merger will be converted automatically at the effective time of the merger into an option to purchase Noble Energy common stock, which, under the original terms of the merger agreement, would remain exercisable for the full original term of the option even if the holder thereof ceased to be a director, officer, employee or consultant of Noble Energy or any of its subsidiaries, unless the Patina stock option was issued after December 8, 2004, in which case the option would terminate immediately upon termination of the holder’s employment or retention for “cause” or, otherwise, 60 days after the holder ceased to be a director, officer, employee or consultant of Noble Energy or any of its subsidiaries.

As of May 3, 2005, Noble Energy and Patina amended the provisions of the merger agreement relating to the treatment of options in light of a possible change in law after the merger agreement was signed, which could have resulted in adverse tax consequences to the Patina option holders under the terms of the original provisions of the merger agreement.  The effect of the amendment is that certain Patina options will terminate 30 days after the termination of the holder’s position with the combined company, rather than remaining exercisable for the full original term of the option or 60 days, as applicable, potentially resulting in a loss of value to the option holder at that time.  In recognition of such potential loss of value to option holders, the potential benefit to Noble Energy of a shortened exercise period, the economic and other difficulties that may be incurred by any Patina employee who is terminated without cause (or is constructively terminated), and to obtain some additional retention incentive for Noble Energy’s benefit following the closing of the merger, Noble Energy and Patina agreed to amendments to the Patina change in control plan, the proposed consulting agreement between David J. Kornder, Patina’s Executive Vice President and Chief Financial Officer, and Noble Energy and the separation and consulting agreement between Jay W. Decker, Patina’s former President and director, and Patina, all as described below.  In addition, Noble Energy has agreed to enter into consulting agreements with each of Michael N. Stefanoudakis, Patina’s Vice President and General Counsel, Marianne N. Hallinan, Patina’s Vice President—Human Resources and Associate General Counsel, and Michael J. Wendling, Patina’s Vice President—Reservoir Engineering, as described below.  Except as described above, the amendment to the merger agreement does not affect any other terms of the merger agreement, including the consideration to be paid in the merger.

Thomas J. Edelman, Patina’s Chief Executive Officer and President, is party to an employment agreement with Patina that provides, among other things, that upon a “change in control”, which includes the approval of the merger by Patina stockholders, stock options held by him remain exercisable for their full original terms, regardless of the termination of his employment.  The amendment to the merger agreement will not affect the treatment of Mr. Edelman’s options under his employment agreement, nor will the amendment to the Patina change in control plan, which is described below, change Mr. Edelman’s rights under his employment agreement with

Patina or his proposed consulting agreement with Noble Energy, which are described in the joint proxy statement/prospectus of Noble Energy and Patina that is included in the registration statement on Form S-4 (File No. 333-122262) filed by Noble Energy with the Securities Exchange Commission.

Patina has a change in control plan in which all Patina’s executive officers (other than Mr. Edelman) and other employees participate.  The plan provides, among other things, for certain cash severance payments and pro rated bonuses in the event a participant’s employment is terminated in certain circumstances within one year of a “change in control” of Patina, which includes the approval of the merger by Patina stockholders.  The amendment to the merger agreement contemplates that Patina will amend its change in control plan to provide additional one-time cash payments to all Patina employees (including all executive officers, other than Messrs. Edelman, Kornder, Stefanoudakis and Wendling and Ms. Hallinan), payable upon the closing of the merger.  The aggregate amount of these additional payments to all Patina’s employees will not exceed $1.4 million, of which approximately $600,000 will be paid to employees whose employment terminates upon the closing of the merger (of which $335,000 will be payable to executive officers) and approximately $800,000 will be paid to employees whose employment continues with the combined company after the merger (of which $140,000 will be payable to executive officers).

All executive officers of Patina (other than Andrew M. Ashby, Ted D. Brown, Scott J. Reasoner, Donald R. Shaw and David W. Siple) will cease to be employed by Patina at the effective time of the merger, and under the Patina change in control plan as amended such departing executive officers (other than Mr. Edelman) will receive aggregate severance payments of approximately $4.5 million, plus pro rated partial year bonuses for 2005, upon the closing of the merger, in addition to the one-time payments described in the preceding paragraph.  Messrs. Ashby, Brown, Reasoner, Shaw and Siple, who will continue employment with the combined company after the merger, would be entitled to receive aggregate severance payments of approximately $2.7 million, plus pro rated bonuses for 2005, if the plan as amended were triggered with respect to all such executive officers within 12 months of the approval of the merger by Patina stockholders, and additional severance payments as described in the paragraph below, in addition to the one-time payments described in the preceding paragraph.  Although Messrs. Edelman, Kornder, Stefanoudakis and Wendling and Ms. Hallinan will not receive any additional benefit as a result of the amendment to the change in control plan, Mr. Edelman will be entitled to certain payments under his employment agreement with Patina and his proposed consulting agreement with Noble Energy, which are described in the joint proxy statement/prospectus of Noble Energy and Patina, Mr. Kornder will be entitled to certain payments under his proposed consulting agreement with Noble Energy, which is being amended as described below, and Messrs. Stefanoudakis and Wendling and Ms. Hallinan will each be entitled to certain payments under their proposed consulting agreements with Noble Energy, which are described below.  In addition, each of Patina’s non-employee directors (other than Jeffrey L. Berenson, who will become a director of Noble Energy) will receive six monthly cash payments of $12,500, commencing on the fifteenth day of the first month following the closing of the merger.

The amendment to the Patina change in control plan also provides for additional severance benefits for all Patina employees who continue employment with the combined company after the merger equal to three months, two months and one month of

2005 base salary upon termination without cause or resignation following a “material change” (in the case of executives) or a reduction in base compensation (in the case of other employees) that occurs during the first, second and third twelve-month period, respectively, following the closing of the merger.  Under the plan, “material change” includes a change in status, position or responsibilities other than a promotion and a reduction in base compensation or certain benefits.  The aggregate amount of these payments will not exceed approximately $6 million if all such employees become eligible for benefits in the first year following the closing of the merger, approximately $4 million if all such employees become eligible for benefits in the second year following the closing of the merger and approximately $2 million if all such employees become eligible for benefits in the third year following the closing of the merger.

Noble Energy has agreed to revise the terms of its proposed consulting agreement with Mr. Kornder.  Pursuant to the proposed revised agreement, Mr. Kornder will serve as a consultant to Noble Energy upon the closing of the merger until December 31, 2006, in exchange for a monthly retainer of $35,000 during the first 12 months of such period and $7,500 during the remainder of such period.

Noble Energy has also agreed to enter into consulting agreements with each of Messrs. Stefanoudakis and Wendling and Ms. Hallinan.  Pursuant to the proposed consulting agreements, Messrs. Stefanoudakis and Wendling and Ms. Hallinan will serve as consultants to Noble Energy upon the closing of the merger for periods of 12, 6 and 12 months, respectively, following the merger, in exchange for monthly retainers of $26,667, $18,333 and $20,833, respectively.

Patina has agreed to amend its separation and consulting agreement with Mr. Decker.  Under the agreement, Mr. Decker will receive, among other things, a payment of approximately $2.9 million, the amount he would have received under Patina’s change in control plan had he continued as President, if the merger is completed on or before December 31, 2005.  Pursuant to the amendment to the agreement, Mr. Decker will receive an additional payment of $450,000 if the merger is completed on or before December 31, 2005.

Under the merger agreement, Patina is entitled to grant stock options to its employees prior to the merger.  On May 3, 2005, Patina granted options to purchase an aggregate of 173,400 shares of its stock to certain key employees (including executive officers) who will continue their employment with the combined company after the merger.  All the options have a per share exercise price of $38.29, which represents the closing price of Patina stock on May 3, 2005, and will automatically become vested and exercisable immediately prior to the merger.  Messrs. Ashby, Brown, Reasoner, Shaw and Siple, the executive officers of Patina continuing their employment with the combined company, received options to purchase 9,600, 9,600, 3,900, 4,500 and 3,800 shares of Patina stock, respectively.

Item 9.01        Financial Statements and Exhibits.

(c)  Exhibits:

Exhibit No.	Description

2.1

Amendment Agreement, dated as of May 3, 2005, to the Agreement and Plan of Merger, dated as of December 15, 2004 by and among Noble Energy, Inc., Noble Energy Production, Inc. and Patina Oil & Gas Corporation.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE ENERGY, INC.

By:	/s/ Arnold J. Johnson
	Name:	Arnold J. Johnson
	Title:	Vice President

Dated: May 4, 2005

EXHIBIT INDEX

Exhibit No.	Description

2.1

Amendment Agreement, dated as of May 3, 2005, to the Agreement and Plan of Merger, dated as of December 15, 2004 by and among Noble Energy, Inc., Noble Energy Production, Inc. and Patina Oil & Gas Corporation.